Exhibit 99.1

Evergreen Energy Agrees to Exchange a Portion of its Outstanding
2007 Convertible Debt

DENVER, August 25, 2010 — Evergreen Energy Inc. (NYSE Arca: EEE) signed an agreement with certain holders of its 2007 Convertible Notes to exchange and retire approximately $3.1 million in outstanding debt and accrued interest for 981,250 shares of common stock on a post-split basis.  This transaction reduces the $27.4 million of notes due in August 2012 to $24.4 million.  The company is continuing its discussions with other 2007 bondholders to evaluate options for further reducing the remaining balance.
Thomas H. Stoner, CEO and director of Evergreen, stated, “The agreement with a portion of the 2007 Bondholders represents a milestone in our continued effort to come to a resolution with our bondholders on outstanding debt.  We are focused on reaching the best terms with which to deleverage the company and to operate on firmer financial footing as a clean technology company.”
The exchange is expected to close within the next five trading days and includes a release of any claims the bondholders participating in the exchange may have arising out of the notes or the indenture governing the notes.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.  GreenCert, which is owned exclusively by Evergreen, is a scientifically accurate, scalable environment intelligence solution that measures greenhouse gases and generates verifiable emissions credits.  K-Fuel technology significantly improves the performance of low-rank coals yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any

"forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study.  In addition, our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by an unfavorable decisions in the Buckeye litigation, which will limit our ability to utilize the proceeds received from the sale of Buckeye, our inability to complete the sale of Ft. Union, raise significant additional capital or effectively complete any restructure transaction on a timely basis to fund our business operations.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Kirsten Chapman & Becky Herrick
Lippert / Heilshorn & Associates
415.433.3777
bherrick@lhai.com

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